Exhibit 99.1

SPHERE ENTERTAINMENT ANNOUNCES EVP, CFO AND TREASURER, DAVID BYRNES, WILL BE LEAVING THE COMPANY

NEW YORK, N.Y., October 8, 2024 – Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) announced today that Mr. David F. Byrnes, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, will be leaving the Company. The Company will commence a search for a new Chief Financial Officer and Treasurer. Mr. Byrnes will continue in his current role for an interim period to facilitate a smooth transition.

Mr. Byrnes has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since December 2023. Prior to that, he served as Executive Vice President and Chief Financial Officer of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) from January 2022 to December 2023. In these roles, Mr. Byrnes played a critical role in many strategic transactions, including the spin-off of MSG Entertainment from the Company in April 2023, the sale of the Company’s majority interest in Tao Group Hospitality in May 2023, and two secondary stock offerings in June 2023 and September 2023, whereby the Company sold its remaining shares in MSG Entertainment.

About Sphere Entertainment Co.

Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at sphereentertainmentco.com.

Contacts:

Mikyl Cordova

Communications & Marketing

(212) 631-4337

Ari Danes, CFA

Investor Relations & Financial Communications

(212) 465-6072

Justin Blaber

Financial Communications

(212) 465-6109